Exhibit 10.1

Execution Copy
AMENDMENT NO. 6 TO LICENSE AGREEMENT
This Amendment No. 6 to License Agreement (this “Amendment”) is entered into as of November 13, 2020 (the “Amendment Date”), and made effective as of July 1, 2020 (the “Amendment Effective Date”), by and between Medgenics Medical Israel Ltd. (“Licensee”), a company organized under the laws of the State of Israel and an indirect wholly owned subsidiary of Cerecor, Inc., a Delaware corporation (“Cerecor”), and The Children’s Hospital of Philadelphia, a non-profit entity organized and existing under the laws of Pennsylvania (“CHOP”). CHOP and Licensee are sometimes referred to in this Amendment individually as a “Party” and collectively as the “Parties.”
Whereas, CHOP and Licensee are parties to that certain License Agreement dated November 12, 2014, as amended by Amendment No. 1 to License Agreement effective on February 14, 2017, Amendment No. 2 to License Agreement effective on March 29, 2019, Amendment No. 3 to License Agreement effective as of June 28, 2019, Amendment No. 4 to the License Agreement effective as of October 18, 2019 (“Amendment No. 4 to the License Agreement”), and Amendment No. 5 to License Agreement effective as of November 12, 2019 (collectively, the “License Agreement”);
Whereas, CHOP and Licensee are parties to that certain Sponsored Research Agreement dated November 12, 2014, as amended by Amendment No. 1 to Sponsored Research Agreement effective on December 18, 2015, Amendment No. 2 to Sponsored Research Agreement effective on February 16, 2017, Amendment No. 3 to Sponsored Research Agreement effective on March 29, 2019, Amendment No. 4 to Sponsored Research Agreement effective on June 28, 2019, and Amendment No. 5 to Sponsored Research Agreement effective on October 18, 2019 (collectively, the “Existing SRA”);
Whereas, Licensee did not exercise its Extension Option (as described in and pursuant to Amendment No. 4 to the License Agreement) by June 30, 2020, and, on such date the Existing SRA expired, pursuant to which certain of Licensee’s rights under the License Agreement also expired;
Whereas, CHOP and Licensee thereafter mutually agreed that Licensee may nonetheless exercise such expired Extension Option to extend the Exclusivity Period (as defined in the License Agreement) of the License Agreement and nonetheless extend the term of the Existing SRA until June 30, 2021, on the terms and conditions set forth herein;
Whereas, the Parties now wish to amend terms and conditions of the License Agreement, as set forth in this Amendment; and
Whereas, on the Amendment Date, the Parties are also entering into Amendment No. 6 to Sponsored Research Agreement effective as of July 1, 2020 (“Amendment No. 6 to the SRA”) such that all references to the “SRA” below refer to the Existing SRA as amended by Amendment No. 6 to the SRA.
Now, Therefore, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.     Amendment of Section 1 of Amendment No. 4 to License Agreement (Options to Extend Exclusivity Period).
(A)     Extension of Current Exclusivity Period. No later than ten (10) days after the Amendment Date, Licensee shall pay CHOP an Extension Option fee of one hundred twenty-five thousand dollars ($125,000) (“November 2020 Extension Option Fee”). Upon timely payment of the November 2020 Extension Option Fee, Licensee’s rights under Sections 3.1(i) and 5.2 of the License Agreement (the “Exclusivity Rights”) shall be deemed to have continued in effect without pause or interruption. If Sponsor fails to timely pay the November 2020 Extension Option Fee, (a) the Exclusivity Rights shall be deemed and hereby are deemed to have expired effective June 30, 2020, and (b) Sponsor shall have no further rights in respect of the Exclusivity Rights, including under Section 1(B) of this Amendment. For avoidance of doubt, (i) upon any expiration or termination of the SRA, including expiration as a result of Sponsor’s failure to pay the November 2020 Extension Option Fee pursuant to Section 1 of this Amendment, or (ii) if Licensee fails to exercise its Extension Option, the Exclusivity Rights will automatically terminate. For clarity, as of the Amendment Effective Date, any subsequent exercise of the Extension Option shall be subject to Sections 1(B) and 3(B) of this Amendment.
(B)    Amendment of Section 1 of Amendment No. 4 to the License Agreement. Effective as of the Amendment Date, Section 1 of Amendment No. 4 to License Agreement is hereby amended and restated to read in its entirety as follows:
“1.     Options to Extend Exclusivity Period. CHOP hereby grants to Licensee the right to extend the period of time during which (a) Licensee has the right to match proposals by commercial entities for sponsored research using the Rare and Orphan Disease Protocol Materials in the Licensed Field under Section 5.2 of the Agreement and (b) Licensee has exclusive rights to use the Rare and Orphan Disease Protocol Materials in the Licensed field pursuant to Section 3.1(i) of the Agreement until the expiration or early termination of the term of the Sponsored Research Agreement (each, an “Extension Option”). Each Extension Option is exercisable by Licensee (1) notifying CHOP in writing of its exercise of such Extension Option on the date Licensee notifies CHOP that it is extending the term of the SRA as set forth in Sections 3.1(c) or 3.1(d) of the Sponsored Research Agreement, as applicable and (2) paying CHOP One Hundred Twenty-Five Thousand Dollars ($125,000) no later than April 30, 2021 (in the case of an extension of the Sponsored Research Agreement until June 30, 2022 pursuant to Section 3.1(c) thereof) or April 30, 2022 (in the case of an extension of the Sponsored Research Agreement until June 30, 2023 pursuant to Section 3.1(d) thereof). The Parties expressly agree that the payments due in connection with exercise of the Extension Options are in respect of the rights referred to in clauses (a) and (b) above and not in respect of any of the Licensed Patent Rights. For clarity, Licensee’s exercise of the Extension Option pursuant to this Section 1 shall not automatically extend the term of the Sponsored Research Agreement. Such term shall be extended in accordance with Section 3.1 of the Sponsored Research Agreement.”

2.    Amendment of Section 2 (Definitions).
(A)     Amendment of Section 2.65, Rare and Orphan Diseases. Effective as of the Amendment Effective Date, Section 2.65 of the License Agreement is hereby amended and restated to read in its entirety as follows. Capitalized terms used but not otherwise defined in this Amendment have the meanings provided in the License Agreement.
“2.65     “Rare and Orphan Diseases” means: (i) all diseases having a prevalence of approximately 300,000 or fewer cases in the United States or 300,000 or fewer cases in the European Union and (1) that may be treated via immunological methods or (2) are cancer or inborn errors of metabolism; or (ii) following written agreement by the Parties pursuant to Section 3.3, an Orphan Subset Diseases.”
(B)    Amendment of Section 2.75, Sponsored Research Agreement. Effective as of the Amendment Effective Date, Section 2.75 of the License Agreement is hereby amended and restated to read in its entirety as follows.
“2.75     “Sponsored Research Agreement” means the sponsored research agreement between the Parties dated November 12, 2014, as amended to date.”
(C)    Clarification. For avoidance of doubt, all references to that certain sponsored research agreement between CHOP and Licensee dated November 12, 2014 in the License Agreement and any amendment thereto has always and hereby does refer to such agreement as amended to date.
3.    Amendment of Section 3 (Grant of Rights).
(A)     Amendment of Section 3.1, License Grant to Licensee. Effective as of the Amendment Effective Date, Section 3.1 of the License Agreement is hereby amended and restated to read in its entirety as follows.
“3.1    License Grant to Licensee.
CHOP hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, (i) an exclusive license, without the right to sublicense, to use the Rare and Orphan Disease Protocol Materials, subject to the terms and conditions of Section 3.7, (ii) an exclusive, sublicensable (subject to Section 4) license under the Licensed Patent Rights, (iii) a non‐exclusive, sublicensable (subject to Section 4) license to use the Protocol Know How and (iv) a non‐exclusive license, without the right to sublicense, to use the Non‐Rare Disease Protocol Materials, in the case of each of the clauses (i) through (iv), to discover, develop, make, use, sell, offer for sale and import Licensed Processes and Licensed Products in the Licensed Field within the Licensed Territory.
Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) Licensee may exercise its rights to the Licensed Patent Rights under Section

3.1(ii) solely in connection with Licensee’s anti-LIGHT monoclonal antibody (mAB) project for inflammatory bowel disease, including severe pediatric onset of Crohn’s disease (the “Anti-LIGHT mAB Project”); and (b) Licensee’s rights to use Non-Rare Disease Protocol Materials pursuant to Section 3.1(iv) terminates upon the earlier of expiration or termination of the Sponsored Research Agreement.”
(B)    Addition of Section 3.7, Restrictions on the Exclusive License to Rare and Orphan Disease Protocol Materials. Effective as of the Amendment Effective Date, the following text is hereby added as Section 3.7 of the License Agreement.
“3.7    Restrictions on the Exclusive License to Rare and Orphan Disease Protocol Materials. Beginning on July 1, 2020, the Exclusivity Rights shall automatically expire on December 31, 2020. Such rights and obligations shall be extended beyond such date (i) if Licensee timely exercises its Extension Option (as defined in that certain Amendment No. 1 to License Agreement dated February 14, 2017 and further described in that certain Amendment No. 4 to License Agreement dated October 18, 2019 and Amendment No. 6 to License Agreement effective July 1, 2020), (ii) if Licensee extends the term of the Sponsored Research Agreement in accordance with Section 3.1 thereof, and (iii) subject to the remaining terms and conditions of this Section 3.7.
3.7.1    If Licensee, pursuant to Section 3.1(b) of the Sponsored Research Agreement, exercises its option to extend the term of the Sponsored Research Agreement through June 30, 2021 and exercises its Extension Option hereunder, then the Exclusivity Rights will continue and automatically terminate in whole as of June 30, 2021, subject to Section 3.7.2 if Licensee, by March 30, 2021, exercises its option pursuant to Section 3.1(c) of the Sponsored Research Agreement to extend the term of the Sponsored Research Agreement through June 30, 2022. For clarity, following such termination, Licensee shall have no right to use, access, disclose, or otherwise exploit any Rare and Orphan Disease Protocol Materials, and the Parties shall promptly discuss the wind-down of any ongoing activities related thereto, and the return or transfer of all such materials, samples, biospecimens, and related data to CHOP.
3.7.2    If Licensee, pursuant to Section 3.1(c) of the Sponsored Research Agreement, exercises its option to extend the term of the Sponsored Research Agreement through June 30, 2022 and exercises its Extension Option hereunder, then the Exclusivity Rights will continue and automatically terminate in whole as of June 30, 2022, subject to Section 3.7.3 if Licensee, by March 30, 2022, exercises its option pursuant to Section 3.1(d) of the Sponsored Research Agreement to extend the term of the Sponsored Research Agreement through June 30, 2023.

3.7.3    If Licensee, pursuant to Section 3.1(d) of the Sponsored Research Agreement, exercises its option to extend the term of the Sponsored Research Agreement through June 30, 2023 and exercises its Extension Option hereunder, then the Exclusivity Rights will continue and automatically terminate in whole as of June 30, 2023. For clarity, any extension of the Exclusivity Rights beyond June 30, 2023 shall occur solely upon the Parties’ mutual written agreement.
4.    Deletion of Section 10.3 (Disease Subfield).
Effective as of the Amendment Effective Date, Section 10.3 of the License Agreement is hereby amended and restated to read in its entirety as “INTENTIONALLY DELETED.”
5.    Effect of Payment Default.
If Licensee or an affiliate of Licensee, including Cerecor, fails to make any payment due under any CHOP Agreement, then, in addition to any applicable rights, obligations, or remedies set forth under the applicable agreement(s) or available at law or equity in connection with such payment default, the Exclusivity Rights will automatically terminate. For clarity, following such termination, Licensee shall have no right to use, access, disclose, or otherwise exploit any Rare and Orphan Disease Protocol Materials, and the Parties shall promptly discuss the wind-down of any ongoing activities related thereto and the return or transfer of all such materials, samples, biospecimens, and related data to CHOP.
6.    ARRANGEMENT CONCERNING CERC-002.
The Parties agree that Licensee’s anti-LIGHT monoclonal antibody product known as CERC-002 that is the subject of the Anti-LIGHT mAB project will be considered a Covered Licensed Product regardless of whether such product is covered by a Valid Claim of any of the Licensed Patent Rights, and as one of the results of the foregoing agreement, Licensee is required to pay the milestone payments and royalties set forth in Sections 6.3.1 (other than the first milestone payment tied to first dosing of the first patient in a Proof of Concept Clinical Trial) and 6.4.1 of the Agreement, respectively, in respect of CERC-002.

7.    Representations and Warranties.
    Licensee hereby represents and warrants to CHOP that, from June 1, 2020 to the Amendment Date, Licensee has not used, and, to its knowledge, no third party has used or had used the Rare and Orphan Disease Protocol Materials in any manner that violates applicable law or outside the scope of the terms and conditions of the License Agreement.
8.    Single Instrument.
This Amendment and the License Agreement, as amended and modified by this Amendment, shall constitute and shall be construed as a single instrument. The provisions of the License Agreement, as amended and modified by the provisions of this Amendment, are incorporated herein by this reference and are hereby ratified and reaffirmed.

9.     Counterparts.
This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Amendment may be executed by electronic, facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.
Signature Page to Follow

In Witness Whereof, the Parties have executed and delivered this Amendment as of the Amendment Effective Date.

THE CHILDREN’S HOSPITAL OF PHILADELPHIA	MEDGENICS MEDICAL ISRAEL LTD.

By: /s/ Zev Sunleaf	By: /s/ Michael Cola

Name: Zev Sunleaf	Name: Michael Cola

Title: VP, Technology Transfer, Innovation and Research Contracts	Title: Chief Executive Officer

[Signature page to Amendment No. 6 of November 12, 2014 Medgenics Medical Israel, Ltd. License Agreement]